Exhibit 107

CALCULATION OF REGISTRATION FEE

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c) and (h)	2,433,054	(2)	$1.1	(3)	$2,919,665	(3)	0.0001476	$430.94
								Total Fees Previously Paid			—
								Total Fee Offsets			—
								Net Fee Due			$430.94

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also be deemed to cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)	Consists of (i) 1,252,964 shares of common stock of Safety Shot, Inc., par value $0.001 per share (“Common Stock”), available for issuance under the 2022 Equity Incentive Plan; (ii) 925,000 shares of Common Stock pursuant to, or upon exercise of, awards that have been granted or may be granted under our 2021 Equity Incentive Plan; (iii) 122,430 shares of Common Stock pursuant to, or upon exercise of, awards that have been granted or may be granted under our 2020 Equity Incentive Plan; and (iv) 132,660 shares of Common Stock issuable upon the exercise of the options that have been issued to the employees under certain employment agreements (collectively the “Agreements”) prior to the adoption of the above mentioned incentive plans.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of Common Stock on June 25, 2024, as reported on the Nasdaq Capital Market.